THERMON ANNOUNCES SENIOR MANAGEMENT CHANGES

AUSTIN, Texas, December 8, 2020 -- Thermon Group Holdings, Inc. (NYSE: THR) (the "Company," "Thermon," "we" or "our") today announced the promotion of Kevin Fox to the position of Senior Vice President and Chief Financial Officer, effective February 12, 2021, concurrent with Jay Peterson, the Company’s Senior Vice President and Chief Financial Officer, stepping down from that role.

Mr. Fox has served as the Company’s Vice President, Corporate Development, since March 2019. Prior to joining Thermon, Mr. Fox served in various roles of increasing responsibility in strategy, corporate development and finance with General Electric from 2006 to 2019. Mr. Fox holds a B.A. from Boston College and a M.B.A. from Northwestern University’s Kellogg School of Management.

CEO Bruce Thames said, “Since joining Thermon, Kevin has developed a solid understanding of Thermon’s business and has served as a key stakeholder in developing Thermon’s strategy and charting a course for future growth. In addition, Kevin has worked closely with the finance and accounting team and our audit committee and board and is well prepared to step into this role. The board of directors and I are excited to welcome Kevin to his new role.”

Thames added, “On behalf of the board of directors, we are grateful to Jay for his leadership throughout his 10 years at Thermon. Jay was instrumental in preparing Thermon for its initial public offering in 2011 and has been a key part of the evolution to our becoming a world leader in industrial process heating solutions. He has built a capable finance and accounting and controls staff which we believe will assure a smooth transition over the weeks ahead. All of us at Thermon wish Jay and his wife, Laura, the best in this next phase of their lives.”

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the dates of transitions for Messrs. Peterson and Fox. When used herein, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should," "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Kevin Fox (512) 690-0600
Investor.Relations@thermon.com